Filed Pursuant to Rule 433
Registration Statement No. 333-275898

•	CUSIP: 78017FS38
•	Trade Date: April 25, 2024
•	Issue Date: April 30, 2024
•	Valuation Date: April 27, 2026
•	Maturity Date: April 30, 2026
•	Term: 2 years
•	Reference Stocks: Advanced Micro Devices Inc. (AMD) and NVIDIA Corporation (NVDA)
•	Maximum Upside Return: at least 167.50% of the principal amount (to be determined on the Trade Date)
•	Buffer Price: 75% of each Initial Stock Price
•	Buffer Percentage: 25%
•	Upside Participation Rate: 150%
•	Downside Participation Rate: 150%
•	Lesser Performing Reference Stock: the Reference Stock with the lowest Percentage Change
•	Percentage Change of each Reference Stock:
•	Absolute Value of Percentage Change: -1 x Percentage Change

•	Payment at maturity linked to the Reference Stock with the lowest Percentage Change.
•
Receive a return equal to the Percentage Change of the Lesser Performing Reference Stock multiplied by the Upside Participation Rate if the price of the Lesser Performing Reference Stock increases from its Initial Stock Price to its Final Stock Price, subject to the Maximum Upside Return.

•
Receive a return equal to the Absolute Value of the Percentage Change of the Lesser Performing Reference Stock multiplied by the Downside Participation Rate, if that Reference Stock decreases by not more than the Buffer Percentage.

•	Subject to 1% loss of the principal amount for each 1% that the Lesser Performing Reference Stock decreases beyond its Buffer Price.

•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The return on the notes is capped.
•	The notes are not principal protected.
•	Your notes are likely to have limited liquidity.
•	Please see the following page for important risk factor information.

•	Each investor will agree to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.

DETERMINING PAYMENT AT MATURITY
If the Final Stock Price of the Lesser Performing Reference Stock is less than its Buffer Price, you will lose 1% of the principal amount for each 1% decline in the price of that Reference Stock beyond its Buffer Price. The payment at maturity per $1,000 in principal amount of the notes will be calculated as follows:
$1,000 + [$1,000 x (Percentage Change of the Lesser Performing Reference Stock + Buffer Percentage)]

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue.  It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here:
https://www.sec.gov/Archives/edgar/data/1000275/000114036124017158/ef20025695_424b2.htm

The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Receive Less than the Principal Amount at Maturity.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Your Potential Payment at Maturity Is Limited.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	The Payments on the Notes Will Be Based Solely on the Performance of the Lesser Performing Reference Stock.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest.
•	Owning the Notes Is Not the Same as Owning the Reference Stocks.
•	There Is No Affiliation Between the Reference Stock Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Reference Stock Issuers.
•	The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments.

RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada - Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.) ® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.